Exhibit 10.18

EXECUTION COPY

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of February 29, 2004, by and between WMG Parent Corp., a Delaware company (“Parent”), WMG Holdings Corp., a Delaware company and a wholly owned subsidiary of Parent (“Holdings”) and WMG Acquisition Corp., a Delaware company and a wholly owned subsidiary of Holdings (the “Company”), THL Managers V, L.L.C., a Delaware limited liability company (“THL”), Bain Capital Partners, LLC, a Delaware limited liability company (“Bain”), Providence Equity Partners IV Inc., a Delaware company (“Providence”) and Music Partners Management, LLC, a Delaware limited liability company (“Music” and, together with THL, Bain and Providence, the “Managers”).

RECITALS

WHEREAS, Parent, Holdings and the Company have been formed for the purposes of acquiring (the “Acquisition”), pursuant to a Purchase Agreement, dated as of November 24, 2003, as amended (the “Purchase Agreement”), between Time Warner Inc (“Seller”) and the Company, the Warner Recorded Music Business and the Warner Music Publishing Business (as defined in the Purchase Agreement);

WHEREAS, the Managers are advising Holdings and the Company in connection with the structuring and negotiation of senior secured debt financing (the “Senior Financing”) being provided for the Acquisition pursuant to a Senior Credit Facilities Commitment Letter, dated November 23, 2003, by Bank of America, Deutsche Bank Trust Company Americas, Banc of America Securities LLC and Deutsche Bank Securities Inc as the lead arrangers and underwriters;

WHEREAS, the Managers are advising Holdings and the Company in connection with the Company’s structuring and negotiation of bridge financing (the “Bridge Financing”) being provided for the Acquisition pursuant to a Bridge Facility Commitment Letter, dated November 23, 2003, by Deutsche Bank AG Cayman Islands Branch and Banc of America Bridge LLC;

WHEREAS, certain funds affiliated with the Managers are providing equity financing (the “Equity Investments”) in connection with the Acquisition; and

WHEREAS, the Company, Holdings and Parent want to retain the Managers to provide certain management and advisory services to the Company, Holdings and Parent, and the Managers are willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Services. Each of the Managers hereby agrees that, during the term of this Agreement (the “Term”), it will provide the following consulting and management advisory services to the Company, Holdings and Parent as requested from time to time by the Boards of Directors of the Company, Holdings and Parent:

(a)           advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company with financing on terms and conditions satisfactory to the Company, Holdings and Parent;

(b)           financial, managerial and operational advice in connection with the Company’s day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company; and

(c)           such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as such Manager, the Company, Holdings and Parent may from time to time agree in writing.

Each of the Managers shall devote such time and efforts to the performance of services contemplated hereby as such Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by THL, Bain, Providence or Music on a weekly, monthly, annual or other basis. The Company, Holdings and Parent acknowledge that each of the Manager’s services are not exclusive to the Company, to Holdings and to Parent and that each Manager will render similar services to other persons and entities. In providing services to the Company, Holdings and Parent, each Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that no party has the right or ability to contract for or on behalf of any other party or to effect any transaction for the account of any other party.

2.             Payment of Fees.

(a)           Parent will pay (or will cause Holdings or the Company to pay) to the Managers (or such affiliates as they may respectively designate) an aggregate transaction fee (the “Transaction Fee”) in the amount of $75,000,000 in connection with services related to the Acquisition, such fee being payable at the closing of the Acquisition. The Transaction Fee shall be divided among the Managers as follows:

THL	$39,300,000
Bain	$16,800,000
Music	$9,900,000
Providence	$9,000,000

(b)           During the Term, Parent, Holdings and the Company, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) an aggregate annual periodic fee (the “Periodic Fee”) of $10,000,000 in exchange for the ongoing services provided by the Managers under this Agreement, such fee being payable by the Company quarterly in advance; provided, however, that the Periodic Fee for the first four quarters following execution of this Agreement shall be paid in advance at the closing of the Acquisition. The Periodic Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held at the time by the investment funds affiliated with each Manager (provided that, for purposes of this Agreement, Music Capital Partners, L.P. and ALP Music Partners, L.P. and their respective Permitted Transferees (as defined in that certain Stockholders Agreement dated as of the date hereof among Parent, Holdings, the Company and the other parties thereto) shall be deemed to be investment funds affiliated with Music). In this Agreement, the term “Investor Shares” means at any time all shares of capital stock of Parent and Holdings (and any successor or survivor to Parent or Holdings).

(c)           During the Term, the Managers will advise Parent, Holdings and the Company in connection with financing, acquisition and disposition transactions involving Parent, Holdings, the Company or any of the Company’s direct or indirect subsidiaries (however structured), and Parent, Holdings and the Company, jointly and severally, will pay to the Managers (or such affiliates as they may respectively designate) an aggregate fee (the “Subsequent Fee”) in connection with each such transaction equal to 1% of the gross transaction value of such transaction, such fee to be due and payable for the foregoing services at the closing of such transaction. Each Subsequent Fee shall be divided among the Managers pro rata in proportion to the amount of Investor Shares held at the time by the investment funds affiliated with each Manager.

(d)           Each payment made pursuant to this Section 2 shall be paid by wire transfer of immediately available federal funds to the accounts specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Company in writing prior to such payment.

3.             Term. This Agreement shall continue in full force and effect until December 30, 2014; provided, however, that the Managers may cause this Agreement to terminate at any time upon the agreement of (i) Managers affiliated with a majority of the Investor Shares then outstanding and (ii) two out of three of THL, Bain and Providence, including the Manager that, at any such time as between these three Managers, is affiliated with the greatest number of Investor Shares. In the event of the termination of this Agreement, Parent, Holdings and the Company, jointly and severally, shall pay each of THL, Bain, Providence and Music (i) all unpaid Periodic Fees (pursuant to Section 2(b) above), Subsequent Fees (pursuant to Section 2(c) above) and expenses (pursuant to Section 4(a) below) due with respect to periods prior to the date of termination plus (ii) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

4.             Expenses: Indemnification.

(a)           Expenses. The Company, Holdings and Parent, jointly and severally, will pay on demand all reasonable expenses incurred by any of the Managers or their affiliates (i) in connection with this Agreement, the Acquisition (whether or not consummated) or any related transactions, (ii) relating to operations of, or services provided by the Managers to, the Company, Holdings, Parent or any of their affiliates from time to time (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined to be appropriate by the Manager) and other travel related expenses) or (iii) otherwise in any way relating to the Company, Holdings or Parent or in any way relating to, or arising out of, the Equity Investments or the ownership thereof by affiliates of the Managers. Without limiting the generality of the foregoing, the Company, Holdings and Parent, jointly and severally, agree to pay on demand all reasonable expenses incurred by any of the Managers or their affiliates in connection with, or relating to, (x) the preparation, negotiation and execution of this Agreement and any other agreement executed in connection with, or related to, this Agreement, the Acquisition, the Senior Financing, the Bridge Financing, the Equity Investments or the consummation of the transactions contemplated hereby or thereby, (y) any and all amendments, modifications, restructurings and waivers of, and exercises and preservations of rights and remedies relating to, any of the foregoing or (z) the Equity Investments or the provision of services under this Agreement. The expenses referred to in clause (x) of the immediately preceding sentence shall specifically include the fees and charges of (A) Simpson Thacher & Bartlett LLP, (B) Ropes & Gray, (C) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (D) Edwards & Angell LLP, (E) KPMG LLP and (F) any other consultants or advisors retained by the Managers with the agreement of all Managers in connection with such transactions.

(b)           Indemnity and Liability. The Company, Holdings and Parent, jointly and severally, will indemnify, exonerate and hold each Manager and each of its partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, employees, and agents and each of the partners, shareholders, Affiliates, directors, officers, fiduciaries, managers, members, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses), awards or settlements incurred by an Indemnitee (a “Loss”) before or after the date of this Agreement and arising out of, resulting from, or relating to: (i) this Agreement, the Acquisition, the Equity Investments or the ownership thereof by the Indemnitee or its affiliate or other related person or any related transactions purchase and/or ownership of any Investor Shares or (ii) operations of, or services provided by any of the Managers to, the Company, Holdings or Parent or any of their respective affiliates (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of the Seller or any of its accountants or other representatives, agents or affiliates); provided that the foregoing indemnification rights shall not be available to the extent that (a) any such Losses are incurred as a result of such Indemnitee’s willful misconduct or gross negligence or (b) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy. For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, Holdings or Parent under this Section 4(b), then such payments shall be promptly repaid by such Indemnitee to the Company, Holdings or Parent, as applicable. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, Holdings and Parent, in lieu of indemnifying an Indemnitee, shall contribute to the amount paid or payable by such Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company, Holdings, Parent and their direct and indirect subsidiaries, on the one hand, and such Indemnitee, on the other hand, in connection with the actions which resulted in such Losses, as well as any other equitable considerations. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute either breach of this Agreement or gross negligence or willful misconduct.

5.             Disclaimer and Limitation of Liability; Opportunities.

(a)           Disclaimer; Standard of Care. None of the Managers make any representations or warranties, express or implied, in respect of the services to be provided by them hereunder. In no event shall any of the Managers be liable to the Company, Holdings, Parent or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Manager as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)           Freedom to Pursue Opportunities. In recognition that each Manager and its respective affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which each Manager or its respective affiliates may serve as an advisor, a director or in some other capacity, and in recognition that each Manager and its respective affiliates has myriad duties to various investors and partners, and in anticipation that the Company, Holdings and Parent, on the one hand, and each of the Managers (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company, Holdings and Parent hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company, Holdings and Parent as they may involve such Manager. Except as each of the Managers may otherwise agree in writing after the date hereof:

(i)            Each Manager and its respective affiliates shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries, (B) to directly or indirectly do business with any client or customer of the Company or any of its subsidiaries, (C) to take any other action that such Manager believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (D) not to present potential transactions, matters or business opportunities to Parent, Holdings the Company or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii)           Each Manager and its respective partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, employees, agents and other associated entities shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company, Holdings or Parent or any of their affiliates or to refrain from any actions specified in Section 5(b)(i), and the Company, Holdings and Parent, on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require such Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 5(b).

(iii)          None of the Managers, nor any partner, shareholder, member, affiliate, director, officer, fiduciary, manager, employee, agent or associated entity thereof shall be liable to the Company, Holdings, Parent or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c)           Limitation of Liability. In no event will any of the Managers or any of their affiliates be liable to Parent, Holdings or the Company or any of their affiliates or either of the other Managers or their affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by the Managers hereunder.

6.             Assignment, etc. Except as provided below, none of the parties hereto shall have the right to assign this Agreement without the prior written consent of each of the other parties hereto. Notwithstanding the foregoing, any Manager may assign all or part of its rights and obligations hereunder to any of its respective affiliates which provides services similar to those called for by this Agreement, in which event such Manager shall be released of all of its rights and obligations hereunder.

7.             Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by each of the Managers, Parent, Holdings and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.             Miscellaneous.

(a)           Choice of Law. This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)           Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Delaware. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The provisions of this Section 8 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

(c)           Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

9.             Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10.           Notice. All notices, demands and communications required or permitted under this Agreement shall be in writing and shall effective if be served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to each other party) if (i) delivered personally, (ii) sent and received by facsimile or (iii) sent by Federal Express, DHL, UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company, Holdings or Parent, to them at:

c/o Thomas H. Lee Partners, L.P.

75 State Street Suite 2600

Boston, MA 02109

Tel: 617-227-050

Fax: 617-227-3514

Attn: Scott Sperling

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: 212-455-2000

Fax: 212-455-2502

Attn: John Finley, Esq.

Brian Stadler, Esq.

and

Ropes & Gray LLP

One International Place

Boston, MA, 02210

Tel: 617-951-7000

Fax: 617-951-7050

Attn: Alfred Rose, Esq.

If to THL, to it at:

c/o Thomas H. Lee Company

75 State Street, Suite 2600

Boston, MA 02109

Tel: 617-227-050

Fax: 617-227-514

Attn: Scott Sperling

If to Bain, to it at:

c/o Bain Capital LLC

111 Huntington Avenue

Boston, MA 02199

Tel: 617-516-2000

Fax: 617-516-2010

Attn: Ian Loring

If to Providence, to it at:

c/o Providence Equity Partners Inc

50 Kennedy Plaza, 18th Floor

Providence, RI 02903

Tel: 401-757-1700

Fax: 401-751-1790

Attn: Mark Masiello

If to Music, to it at:

390 Park Avenue

New York, NY 10022

Tel: 212-433-1200

Fax: 212-433-1239

Attn: Edgar Bronfman, Jr.

With copies of any notices to THL, Bain, Providence or Music shall be directed to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Tel: 212-455-2000

Fax: 212-455-2502

Attn: John Finley, Esq.

Brian Stadler, Esq.

and

Ropes & Gray LLP

One International Place

Boston, MA, 02210

Tel: 617-951-7000

Fax: 617-951-7050

Attn: Alfred Rose, Esq.

and, with any notice delivered to Music, a copy to:

Paul, Weiss, Riflcind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Tel: 212-373-3000

Fax: 212-757-3990

Attn: Paul D. Ginsberg, Esq.

Robert B. Schumer, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) on the business day after being received if sent by facsimile other than during normal business hours and (c) one business day after being sent by Federal Express, DHL or UPS or other comparably reputable delivery service. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

11.           Severability. If in any proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

12.           Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

THE COMPANY:	WMG ACQUISITION CORP.

	By	/s/ Scott Sperling
		Name:	Scott Sperling
		Title:	President

HOLDINGS:	WMG HOLDINGS CORP.

	By	/s/ Scott Sperling
		Name:	Scott Sperling
		Title:	President

PARENT:	WMG PARENT CORP.

	By	/s/ Scott Sperling
		Name:	Scott Sperling
		Title:	President

COUNTERPART SIGNATURE PAGE TO MANAGEMENT AGREEMENT
[Signatures Continue on Following Page]

THL:	THL MANAGERS V, L.L.C.

	By:	Thomas H. Lee Partners L.P., its Managing Member
	By:	Thomas H. Lee Advisors L.L.C. General Partner

	By	/s/ Scott Sperling
		Name:	Scott Sperling
		Title:	Managing Director

BAIN:	BAIN CAPITAL PARTNERS, LLC

	By:	Bain Capital LLC, its sole member

	By:	/s/ Ian Loring
		Name:	Ian Loring
		Title:	Managing Director

PROVIDENCE:	PROVIDENCE EQUITY PARTNERS IV INC.

	By:	/s/ Glen Creamer
		Name:	Glen Creamer
		Title:	Managing Director

MUSIC PARTNERS MANAGEMENT, LLC

By:	/s/ Edgar M. Bronfman, jr.
	Name:	Edgar M. Bronfman, Jr.
	Title:	President

Schedule 1 to

Management Agreement

Wire Transfer Instructions for
Thomas H. Lee Partners, L.P.

Bank:	FleetBoston
ABA #:	011000138
Acct #:	270-07242
Location:	100 Federal Street, Boston, MA
Name:	THL Managers V, L.L.C.

Wire Transfer Instructions for
Bain Capital Partners, LLC

Bank:	Citibank, NA-New York
ABA #:	021-000-089
For:	Brown Brothers Harriman
Acct #:	09250276
To Further Credit:
Name:	Bain Capital Partners, LLC
Acct #:	612541-3

Wire Transfer Instructions for
Providence Entity Partners IV Inc.

Bank:	Fleet National Bank
ABA #:	011500010
Acct #:	944-0895507
Account Name:	Providence Equity Partners IV Inc.
Location:	111 Westminster Street, Providence, RI 02903

Wire Transfer Instructions for
Music Partners Management, LLC

Bank:	Bank of New York
ABA #:	021000018
Acct #:	6302480115
Reference:	For credit to the account of Music Partners Management LLC
Location:	1290 Avenue of the Americas, 5th Floor, New York, NY 10104